EXHIBIT 21

Subsidiaries of the Registrant

1. RRF Limited Partnership, a Delaware limited partnership.

2. Tucson Hospitality Properties, L.L.L.P., an Arizona limited partnership.

3. Albuquerque Suite Hospitality LLC, an Arizona limited liability company.